Exhibit 99.1
Contact:
Jack Hodgson
Executive Vice President, Chief Financial Officer
Syntax-Brillian Corporation
602-389-8888
jack.hodgson@syntaxbrillian.com
Syntax-Brillian Provides
Outlook for Fiscal 2008
TEMPE, Ariz. — November 28, 2007 — Syntax-Brillian Corporation (Nasdaq: BRLC) today announced the company’s business outlook for its current quarter and its fiscal year, which ends on June 30, 2008.
“Due to the recently announced change in our business model for China, we recognize the need to provide investors with a better understanding of the anticipated effect on net sales and gross margins,” said James Li, President and Chief Executive Officer. “Under the new business model, we will earn royalties based upon the net sales of Olevia branded LCD TVs in China by our exclusive distributor, which will be responsible for sourcing components for and manufacturing, marketing, and selling of Olevia LCD TVs in accordance with our specifications and standards.”
According to Li, current indications are that total global shipments of Olevia LCD TVs, including both shipments by the company and its China-based distributor, will be in the range of 450,000 to 485,000 units in the three months ending December 31, 2007. The company anticipates that 250,000 to 275,000 LCD TV units will be shipped to North America and elsewhere, not including China, in the three months ending December 31, 2007, with gross margins in the range of 14% to 16%. Additionally, the company anticipates that 200,000 to 210,000 units manufactured and marketed by the company’s exclusive distributor in China will generate royalty revenue of approximately $2.75 million to $3.25 million. Royalty payments are anticipated to be received by the end of December 2007.
Total net sales for the quarter, including LCD TV sales and royalty revenue, as well as sales of Vivitar products, are expected to be in the range of $155 million to $175 million, with blended gross margins in the range of 12% to 15%.
For fiscal 2008, according to Li, the company expects total shipments to be between 1.6 million and 1.8 million LCD TV units globally, including shipments through our licensed China-based distributor. Assuming the sales made through our licensed distributor were made directly by us, our LCD TV revenue would have been in the range of $1.1 billion to $1.3 billion. Based upon this assumption, the low end of our revenue range would have represented an increase of approximately 57% when compared to the revenues LCD TV revenues of $698.7 million in fiscal 2007. Sales made to China during fiscal 2007 were $364.8 million.
Total revenue in fiscal 2008, including Vivitar global sales and excluding sales made through our licensed China-based distributor, are expected to range from $650 million to $685 million.
Conference Call:
Syntax-Brillian will host a conference call at 6:30 a.m. PST (9:30 a.m. EST) today, November 28, to explain its new business model and to discuss its expectations regarding the quarter ending December 31, 2007 and fiscal 2008 year ending June 30, 2008. To participate in the teleconference, approximately 10 minutes prior to the start time, please dial 877-717-3046 (or 706-634-6364 for international callers) and reference Syntax-Brillian or Conference ID 25440490. The call will be also Web cast and can be accessed on Syntax-Brillian’s Web site at www.syntaxbrillian.com under the Investors section. Syntax-Brillian will provide an audio replay of this conference call on its Web site. No other audio replay will be available.
About Syntax-Brillian Corporation:
Syntax-Brillian Corporation (www.syntaxbrillian.com) is one of the world’s leading manufacturers and marketers of LCD HDTVs, digital cameras, and microdisplay entertainment products. The Company’s lead products include its Olevia™ brand (www.Olevia.com) high-definition widescreen LCD televisions — one of the fastest growing global TV brands — and Vivitar brand (www.vivitar.com) digital still and video cameras. Syntax-Brillian has built an Asian supply chain coupled with an international manufacturing and distribution network to support worldwide retail sales channels and position the Company as a market leader in consumer digital entertainment products.
Brillian, Vivitar and LCoS are trademarks or registered trademarks of Syntax-Brillian Corporation. All other trademarks are the property of their respective owners.
Forward-looking Statements:
Certain statements contained in this press release may be deemed to be forward-looking statements under federal securities laws, and Syntax-Brillian intends that such forward-looking statements be subject to the safe harbor created thereby. Such forward-looking statements include, but are not limited to, expectations regarding unit sales, net sales, royalties, and gross margins for the three months ending December 31, 2007 and for the 12 months ending June 30, 2008. Syntax-Brillian cautions that these statements are qualified by important factors that could cause actual results to differ materially from those reflected by the forward-looking statements contained herein. Such factors include changes in markets for the Company’s products; changes in the market for customers’ products; the failure of the Company’s products to deliver commercially acceptable performance; the ability of the Company’s management, individually or collectively, to guide the Company in a successful manner; and other risks detailed in Syntax-Brillian’s Annual Report on Form 10-K for the fiscal year ended June 30, 2007 and subsequent filings with the Securities and Exchange Commission.
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